Exhibit 99.1

Pan American Goldfields Ltd. Reports on Results of a Preliminary Economic Assessment for the Cieneguita Gold-Silver Project, Mexico

VANCOUVER, BC — June 12, 2013 — Pan American Goldfields Ltd. (OTCQX:MXOM) (the “Company”) is pleased to announce the results of a Preliminary Economic Assessment (“PEA”) on its 80% owned Cieneguita gold-silver project located in Chihuahua State, Mexico.  The PEA was prepared by M3 Engineering and Technology Corporation (“M3”) and utilizes a resource model developed by Independent Mining Consultants, Inc. (“IMC”), both based in Tucson Arizona.  The PEA confirms that the Cieneguita project represents an exceptional opportunity to develop a highly economic, relatively low-cost mine in the prolific Sierra Madre gold and silver belt in Mexico.  The complete PEA will be filed at SEDAR within 45 days.  All costs are in US Dollars.

Key Findings of the PEA

•                  The PEA considers an open pit mining operation using an operator owned mining fleet which feeds mineralized material to an adjacent flotation plant and cyanide leach facility with dry stack tailings disposal.  A processing rate of 15,000 tonnes per day (“tpd”) provides for an 11 year mine life while processing a total of 56.7 million tonnes of material from an open pit with a low overall stripping ratio of 1.2 to 1.

•                  Forecast life of mine (“LOM”) production is 509,000 ounces gold and 55.5 million ounces silver, or 1.50 million ounces of gold equivalent, worth a total of about $2.10 billion, using the base case metal prices of $1,400 per ounce gold and $25 per ounce silver.

•                  The average annual LOM production is forecast to be 46,300 ounces of gold and 5.05 million ounces of silver, or 136,500 ounces of gold equivalent.

•                  Average annual production in the first three years of operation is forecast to be 64,000 ounces gold and 6.84 million ounces silver, or 186,200 ounces gold equivalent, or about   36% percent higher than the average LOM annual production, through mining of a shallow, higher-grade core of the deposit in the early years of the operation.

•                  Estimated cash operating costs are estimated to average $518 per ounce gold equivalent for the first three years of operation and $701 for the life of the mine, with LOM average annual pre-tax net operating income of $97.1 million and $1.07 billion LOM, using base case metal prices.

•                  Initial start-up capital costs including working capital and owner’s costs are estimated to be $484 million, including a 25% contingency ($81.6 million).  Sustaining LOM capital costs are estimated at $20.5 million.

•                  Using base case metal prices the PEA indicates the Cieneguita project has a pre-tax Internal Rate of Return (“IRR”) of 22.4%, a payback of 3.0 years and a Net Present Value at an 8% discount rate (“NPV8”) of $248 million.  The project is leveraged to higher metal prices with the pre-tax IRR rising to 32.6%, and the NPV8 increasing to $462 million using recent metals prices of $1,600 per ounce gold and $30 per ounce silver, while the payback decreases to 2.4 years.

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Neil Maedel, the Company’s Chairman and Principal Executive Officer commented: “The results of the PEA define an exceptional project and a highly attractive asset in the current metal price environment.  Cieneguita’s location, deposit type and relatively low capital costs make it a low-risk venture with a very attractive rate of gold and silver production for a mid-size producer.  We expect to commence a feasibility study immediately to further de-risk and add value to the Cieneguita project.  There is excellent potential to further enhance the economics of the project through continued enhancements to the processing flow sheet and through a planned infill and step out drilling program to better define the boundaries and grade distribution of the deposit. I would like to complement our staff and our current board of directors for an excellent job of guiding the work leading to the completion of a PEA of the highest standards and which we expect will add tremendous value for our shareholders”.

Resource Base and Mine Schedule

The PEA utilized the mineral resource model that was prepared by IMC and discussed in the Company’s release dated March 13, 2013.  The resource estimate as reported below utilized an indicative minimum or cut-off net smelter return (“NSR”) dollar value of $14.10 per tonne of ore  processed with only the revenue from gold and silver used to define the cut-off NSR.  Assumed metal prices and recoveries Metal prices and assumed are $1,500 per ounce gold and $30.00 per ounce silver.

		Gold	Gold	Silver	Silver	Lead	Lead	Zinc	Zinc
Resource Class	Ktonnes	(g/t)	(koz)	(g/t)	(koz)	(%)	(klbs)	(%)	(klbs)
Measured Mineral Resource	4,429	0.497	70.8	37.44	5,331	0.179	17,478	0.277	27,047
Indicated Mineral Resource	30,614	0.446	439.0	32.77	32,255	0.152	102,587	0.244	164,680
Measured/Indicated Resource	35,043	0.452	509.8	33.36	37,586	0.155	120,065	0.248	191,726
Inferred Mineral Resource	22,920	0.478	352.2	28.55	21,039	0.133	67,204	0.220	111,165

The measured and indicated mineral resource is 35.0 million tonnes at 0.45 g/t gold, 33.4 g/t silver, 0.16% lead, and 0.25% zinc.  In terms of contained metal this amounts to 509,800 ounces of gold and 37.6 million ounces of silver.  The inferred mineral resource is an additional 22.9 million tonnes at 0.48 g/t gold, 28.6 g/t silver, 0.13% lead, and 0.22% zinc.  This amounts to 352,200 contained gold ounces and 21.0 million contained silver ounces.  There is no guarantee that any of the mineral resource will be converted to mineral reserves.  There is also no guarantee that any of the inferred mineral resource will be upgraded to, measured or indicated mineral resource.  Further, the PEA is an estimate of the economic viability of the project and there is no certainty that the results projected will be realized and actual results may vary substantially.

IMC prepared a mining schedule and pit design from the above resource that included material of all resource classifications (measured, indicated, and inferred) and was based on mining 15,000 tpd of ore for 350 days per year for 5,250,000 tonnes per year (“tpy”) of ore.  Year 1 ore feed is scheduled at 4,200,000 tonnes, 80% of nominal plant capacity, and is made up of the ore mined during preproduction and year 1.  IMC employed a variable cut-off grade strategy when developing the mine schedule so that the highest mined grades, or ore with the highest NSR cut-off, were mined earlier in the mine life to achieve quicker project payback and to balance the mine and plant production capacities.  Accordingly, the schedule indicates the mined gold and silver grades in the first three years of operation are about 34% and 43% higher than the LOM averages, respectively.  The material below the variable cut-off grade and above the minimum cut-off NSR value of $15.00 per tonne is placed in a low grade stockpile.  The $15.00 NSR cut-off covers process and G&A cost plus $0.90 per tonne for mine re-handle.  The NSR values are based on the same metal prices as used for the resource estimate noted above.

The direct mill ore or material that will be transported directly to the mill and processed, amounts to 50.6 million tonnes grading 0.49 g/t gold, 34.4 g/t silver, and 0.16% lead.  The low grade stockpile amounts to 6.1 million tonnes grading 0.30 g/t gold, 12.5 g/t silver, and 0.07% lead and is processed during Years 10 and 11. Based on the IMC schedule the project commercial life is 11 years after the preproduction period (year -1).  Total ore production amounts to 56.7 million tonnes grading 0.47 g/t gold, 32.0 g/t silver, and 0.15% lead, with total material removed from the pit at 124.4 million tonnes.  With the low grade stockpile considered as ore, total waste amounts to 67.7 million tonnes for a waste to ore ratio of 1.2 to 1.

Development Overview

The PEA is based on the metallurgical testing, processing flow sheet and metal recoveries as described in the Company’s March 13, 2013 release.  Ore from the open pit is delivered at the nominal rate of 15,000 tpd to the processing plant which includes a conventional crushing (primary crushing followed by secondary and tertiary crushing) and grinding (ball milling) circuit to produce a p80 -212 micron product.  The ground product is passed to a flotation plant consisting of lead and bulk pyrite flotation circuits.  The lead flotation circuit will consist of rougher and cleaner flotation to produce a high value lead concentrate which will be shipped off site and sold to a third party smelter.  This concentrate will contain about a third of the gold and half of the silver contained in the ore.  The lead rougher flotation tailings will be floated to produce a bulk pyrite concentrate which will be reground to at least p80 -37 microns and then leached with cyanide.  The gold and silver in the cyanide leach solution will be recovered via a Merrill-Crowe plant with gold-silver dore bars produced on site.  Dore production will contain about one third of the gold and one half of the contained silver values.  Overall metal recoveries from the scheduled ore production are about 60% for gold and 95% for silver and 72% for lead, with total LOM gold and silver production estimated at 509,000 ounces and 55.5 million ounces, respectively, along with 134 million pounds of lead.

Following the metal recovery steps all process tailings will be passed to a hydraulic filter press which will remove water and allow for storage in a single dry stack tailings storage facility located adjacent to the process plant. Water recovered from the press is recycled for use in the process plant.  The existing infrastructure in the general area will need to be improved to support the development of the project as defined in the PEA, including the construction of an upgraded power line to supply power from the national grid as well as a dedicated water supply pipeline.

Capital and Operating Costs

Capital and operating costs were all estimated by M3 except for the mining related costs that were estimated by IMC.  Capital costs were generally developed from design drawings and quantities and vendor quotes.  Operating costs were estimated based on a first principles approach.  All costs are considered current to Q2 2013.

The initial capital requirement is estimated as follows:

Category	$ Millions

Mining and Pre-production development	35.4
Process plant	120.6
Infrastructure, tailings disposal and auxiliaries	115.5
Engineering, procurement, construction management, freight, etc.	92.1
Contingency (25%)	81.6
Working capital, owner’s costs, spares, etc.	38.9
Total	484.1

Sustaining capital requirements over the LOM are estimated at an additional $20.5 million.

The operating costs are estimated as follows, on an per tonne of ore processed basis:

Category	$ per tonne

Plant Operations	10.73
General & Administrative	1.64
Mining ($1.67 per tonne of material)	3.77
Treatment & Refining Charges	2.82
Total	18.96

Total life of mine operating costs is estimated at $1.08 billion.  The estimated LOM direct cash operating cost is $701per ounce of gold equivalent or $12.53 per ounce of silver equivalent (treating gold, silver and lead revenue as a by-product credit as appropriate) based on the base case metal prices.

Both M3 and IMC have recent extensive and relevant experience in developing capital and operating costs on similar size projects in Mexico.  In particular, M3 has been responsible for the design, engineering and construction of the Penasquito, Alamo Dorado, Mercedes and San Jose operations in Mexico, and is currently in advanced engineering or construction on the Morelos project and several Grupo Mexico owned projects in Mexico and the Escobal project in Guatemala.

Financial Results

The PEA demonstrates strong project economics and high leverage to gold and silver prices. The financial results were developed for three different metal price assumptions including the base case and two higher cases (cases 1 and 2) which reflect metal prices observed within the last 12 months.

The financial analysis for the base case indicates a pre-tax NPV5 of $350 million, a NPV8 of $248 million, a 22.4% IRR and payback of 3.0 years.  On an after-tax basis the base case indicates a NPV5 of $223 million, a NPV8 of $140 million, a 16.3% IRR and a payback of 4.0 years.  The project is expected to generate $1.07 billion of LOM pre-tax cumulative net operating income.  The financial results are summarized in the table below.

Financial Results Summary

	Base Case	Case 1	Case 2
Metal Price Assumptions
Gold ($/oz.)	$1,400.00	$1,600.00	$1,800.00
Silver ($/oz.)	$25.00	$30.00	$35.00
Lead ($/lb.)	$1.00	$1.00	$1.00

Pre-Tax Economic Indicators
NPV @ 5% ($000)	$350,255	$609,463	$868,671
NPV @ 8% ($000)	$247,838	$461,972	$676,106
IRR %	22.4	32.6	41.9
Payback (yrs)	3.0	2.4	2.0
After-Tax Economic Indicators
NPV @ 5% ($000)	$223,489	$409,546	$595,603
NPV @ 8% ($000)	$140,409	$293,847	$447,284
IRR %	16.3	24.0	31.0
Payback (yrs)	4.0	3.0	2.6
Pre-Tax Cumulative Net Operating Income
Total - All Metals LOM($000)	$1,068,508	$1,435,193	$1,801,877

Opportunities and Next Steps

Some of the opportunities to improve upon the capital and/or operating costs that have been or will be evaluated in the coming months and prior to completion of the feasibility study include the following:

•                  Evaluation of alternative metallurgical processing options, including the “all leach” option which would allow for all metal production to remain on site, with savings in both capital and operating costs

•                  Additional metallurgical work to improve gold recoveries over those noted in the current base case processing option

•                  Evaluate the possible substitution of the all new equipment considered in the PEA with  used or surplus process or mining equipment to lower the capital cost

•                  Evaluate other processing rates which may allow for maximizing the economic returns while minimizing initial capital costs

•                  Evaluation of the capital and operating costs associated with alternate cyanide recovery options as well as crushing and grinding circuit equipment and configurations

•                  Evaluate the options to outsource and/or lease various equipment, including mining equipment, as well as to stage the development to reduce the initial capital requirement

Pan American intends to aggressively advance the Cieneguita project towards the completion of a feasibility study, leaving open the option for completing an interim pre-feasibility study.  An in-fill and step out drill program is required to move the inferred class resource into the measured/indicated class so that it can be included within the mine plan as ore in future feasibility level studies.  The Cieneguita deposit is open along strike as well as along the north and south margins, and is still open at depth.  The proposed drill program will address these issues of resource delineation as well as provide geotechnical information for open pit slope stability and provide additional material for metallurgical testing.  The comprehensive drilling program is currently planned to start in the next few months.

Mr. Gary Parkison, CPG, Director of Pan American Goldfields Ltd., is the qualified person who supervised the preparation of the technical information in this release.  Mr. Alberto Bennett, PE, Vice President of M3, and Mike Hester, FAusIMM, Vice President of IMC, have also reviewed and approved the data contained in this release.

Pan American Goldfields will be hosting a conference call and webinar at 1:00PM PDT on Thursday June 13, 2013 to discuss the highlights of the Cieneguita PEA.  Pre-registration is required. Link and call-in information can be found on the company website at www.panamgoldfields.com in the calendar section under the Investors tab.

About Pan American Goldfields Ltd.

Pan American Goldfields is a precious metals mining and exploration company.  Its focus is the production of gold and silver and the development and expansion of its Cieneguita mine in Mexico’s booming Sierra Madre gold-silver belt.

On behalf of the Board of Directors,

Neil Maedel, Chairman

Safe Harbor Disclosure

The information in this press release contains forward-looking statements regarding future events or the future financial performance of the Company.  Please note that any statements that may be considered forward-looking are based on projections; that any projections involve judgment, and that individual judgments may vary.  Moreover, these projections are based only on limited information available to us now, which is subject to change.  Although those projections and the factors influencing them will likely change, we are under no obligation to inform you if they do.  Actual results may differ substantially from any such forward looking statements as a result of various factors, many of which are beyond our control, including, among others, the timing and outcome of our feasibility study on our Cieneguita Project; the costs and results of our initial production activities on our Cieneguita Project; the future financial and operating performances of our projects; the estimation of mineral resources and the realization of mineral reserves, if any, on our existing and any future projects; the timing of exploration, development, and production activities and estimated future production, if any; estimates related to costs of production, capital, operating and exploration expenditures; requirements for additional capital and our ability to raise additional capital on a timely basis and on acceptable terms; government regulation of mining operations, environmental risks, reclamation and rehabilitation expenses; title disputes or claims against our existing and any future projects; and the future price of gold, silver, or other minerals.  These and other factors can be found in our filings with the SEC, including in our Annual Report on Form 10-K under “Item 1A — Risk Factors” filed with the Securities and Exchange Commission on May 16, 2013. The Company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances following the date of this release.

Additional Information

Pan American Goldfields Ltd., its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Pan American stockholders in connection with the matters to be considered at Pan American’s 2013 Annual Meeting of Stockholders. Pan American has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission in connection with the 2013 Annual Meeting of Stockholders. PAN AMERICAN STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND THE WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed with the SEC. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Pan American with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by writing to Pan American Goldfields Ltd., 570 Granville Street, Suite 1200, Vancouver, BC V6C 3P1, by calling Pan American’s proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885 or by email at proxy@mackenziepartners.com.

For further information:

Email: info@panamgoldfields.com
Tel: 604-340-8678

Website: www.panamgoldfields.com

Source: Pan American Goldfields Ltd.